Exhibit (h)(5)(ii)

NEUBERGER BERMAN ETF TRUST

ADMINISTRATION AGREEMENT

SCHEDULE A

The Series of Neuberger Berman ETF Trust currently subject to this Agreement is as follows:

Neuberger China Equity ETF

Neuberger Commodity Strategy ETF

Neuberger Core Equity ETF

Neuberger Emerging Markets Debt Hard Currency ETF

Neuberger Energy Transition & Infrastructure ETF

Neuberger Flexible Credit Income ETF

Neuberger Growth ETF

Neuberger International Core Equity ETF

Neuberger International Core Equity Premium Income ETF

Neuberger Japan Equity ETF

Neuberger Option Strategy ETF

Neuberger Quality Select ETF

Neuberger Short Duration Income ETF

Neuberger Small-Mid Cap ETF

Neuberger Small Value ETF

Neuberger Total Return Bond ETF

Date: February 28, 2026

NEUBERGER BERMAN ETF TRUST

ADMINISTRATION AGREEMENT

SCHEDULE B

Compensation pursuant to Paragraph 3 of the Neuberger Berman ETF Trust Administration Agreement shall be:

(1) For the services provided to the Trust or to each Series, 0.09% per annum of the average daily net assets of each Series;

(2) Certain out-of-pocket expenses for periodic reports to the Board of Trustees on actual expenses.

Date: October 21, 2022